News Release

NEW YORK--(BUSINESS WIRE)--Sep. 18, 2013-- Garrison Capital Inc., a business development company (the “Company”) (NASDAQ: GARS), today announced that its wholly-owned subsidiary, Garrison Funding 2013-2 LTD, has priced a ten year $350 million term debt securitization.

The notes offered in the collateralized loan obligation (the “Notes”) are structured as follows:

Garrison Funding 2013-2 LTD
Class	Type	Commitment Amount ($ in millions)	Expected Rating (S&P Only)	Coupon	Issue Price
A-1R	Revolver*	$50.0	AAA (sf)	Cost of Funds + 190%	100.0%
A-1T	Term*	111.2	AAA (sf)	3mos L + 180%	99.6%
A-2	Term	24.2	AA (sf)	3mos L + 340%	99.5%
B	Term	25.0	A (sf)	3mos L + 465%	99.5%

* Class A-1R and Class A-1T will rank pari passu.

$139.6 million of subordinated notes and equity and $22.0 million of the A-1T notes will be indirectly retained by the Company. The reinvestment period for the collateralized loan obligation ends in September 2016 and the Notes are scheduled to mature in September 2023.

The proceeds of the private placement of the Notes, net of expenses, will be used to refinance the Company’s existing credit facility and will increase leverage from $175.0 million or 0.69x to $188.4 million or 0.75x ($210.4 million or 0.83x with a sale of $22.0 million of retained A-1T notes) while reducing the Company’s cost of funds from approximately 3.3% to 2.4%.

The securities offered as part of the collateralized loan obligation have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The Company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information, go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information, go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: Garrison Capital Inc.

Garrison Capital Inc.
Brian Chase, 212-372-9590
www.garrisoncapitalbdc.com